Flaherty & Crumrine Preferred and Income Opportunity Fund Incorporated N-2

Exhibit 99(r)(1)

17j-1 Code of Ethics

Flaherty & Crumrine Preferred and Income Fund Incorporated

Flaherty & Crumrine Preferred and Income Opportunity Fund Incorporated

Flaherty & Crumrine Preferred and Income Securities Fund Incorporated

Flaherty & Crumrine Total Return Fund Incorporated

Flaherty & Crumrine Dynamic Preferred and Income Fund Incorporated

1.	Introduction

1.1	General Principles

This Code of Ethics (this “Code”) is being adopted in compliance with the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), by each of Flaherty & Crumrine Preferred and Income Fund Incorporated, Flaherty & Crumrine Preferred and Income Opportunity Fund Incorporated, Flaherty & Crumrine Total Return Fund Incorporated, Flaherty & Crumrine Preferred and Income Securities Fund Incorporated, and Flaherty & Crumrine Dynamic Preferred and Income Fund (each, a “Fund” and collectively, the “Funds”). Each of the Funds is managed by Flaherty & Crumrine Incorporated (the “Adviser”).

Rule 17j-1 makes it unlawful for “Access Persons” (as defined below) in connection with the purchase or sale by such person of a security held or to be acquired by a Fund*:

●	To employ a device, scheme or artifice to defraud the Fund;

●	To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

●	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund; or

●	To engage in a manipulative practice with respect to the Fund.

The Rule also requires that the Funds and the Adviser adopt and the Funds’ Boards of Directors approve a written code of ethics containing provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and use reasonable diligence and institute procedures reasonably necessary, to prevent violations of the Code.

This Code of Ethics is based upon the principle that the directors and officers of the Funds, and certain affiliated persons of the Funds and the Adviser, owe a fiduciary duty to, among others, the shareholders of the Funds to conduct their affairs, including their personal securities transactions, in such manner to avoid (i) serving their own personal interests ahead of shareholders; (ii) taking inappropriate advantage of their positions with the Funds; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Adviser to report violations of this Code to the Fund’s Chief Compliance Officer (“CCO”).

*	A security is deemed to be “held or to be acquired” if within the most recent fifteen (15) days it (i) is or has been held by a Fund, or (ii) is being or has been considered by a Fund or the Adviser for purchase by the Fund.

1.2	Definitions

“Access Person” of a Fund means:

●	Any director, officer or employee of the Fund; and

●	Any natural person in a control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security by the Fund;

provided, however, for purposes of this Code, “access person” does not include any employee of the Adviser.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial ownership” is interpreted by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership for purposes of the Code must be made with respect to all Covered Securities that an Access Person has or acquires. Under Rule 16a-1(a)(2), a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A “pecuniary interest” in a particular security is generally defined in Rule 16a-1(a)(2) to mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is presumed (although such presumption is rebuttable) to have an “indirect pecuniary interest” within the meaning of Rule 16a-1(a)(2) in any securities held by members of the person’s immediate family sharing the same household. The term “immediate family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, as well as adoptive relationships. Under Rule 16a-1(a)(2), an indirect pecuniary interest also includes, among other things: a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; a person’s right to dividends that is separated or separable from the underlying securities; a person’s interest in securities held by certain trusts; and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable. The term “derivative security” is generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of Rule 16a-1(a)(2), a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or the entity if the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation’s or the entity’s portfolio. The definition of “beneficial ownership” is complex, and any questions regarding a potential beneficial interest in a security should be directed to the CCO.

“Control” has the same meaning as in Section 2(a)(9) of the Investment Company Act.

“Covered Security” means a security, except that it does not include:

●	Direct obligations of the Government of the United States

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

●	Shares issued by open-end investment companies registered under the Investment Company Act (other than shares issued by Exchange Traded Funds (ETFs)).

A “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Further, the definition of a “security” used in this Code includes any future and exchange-traded or over-the-counter derivative.

2.	Restrictions on Activities

2.1	Blackout Periods

No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership on a day 15 or fewer days after a date when he or she knew, or in the ordinary course of fulfilling his or her official duties to a Fund should have known, that the Fund purchased or sold the security or the Fund or the Adviser (on behalf of the Fund) considered purchasing or selling security.

The foregoing prohibitions do not apply to:

●	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

●	Purchases or sales that are non-volitional on the part of the Access Person;

●	Purchases that are part of an Automatic Investment Plan; or

●	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired.

2.2	Interested Transactions

No Access Person shall recommend any securities transactions by a Fund without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

●	Any direct or indirect beneficial ownership of any securities of such issuer;

●	Any contemplated transaction by such person in such securities;

●	Any position with such issuer or its affiliates; and

●	Any present or proposed business relationship between such issuer and/or its affiliates and such person and/or any parties in which such person has a significant interest.

3.	Compliance Procedures

3.1	Non-Interested Directors

Any person who is an Access Person with respect to a Fund by virtue of being a director of the Fund, but who is not an “interested person” (as defined in the Investment Company Act) of the Fund, (a) shall not be required to deliver an initial or annual holdings reports pursuant to Section 3.4 below and (b) shall only be required to make a quarterly transaction report under Section 3.3 below with respect to (i) transactions in securities issued by the Fund and (ii) a transaction in which such person, at the time of such transaction, knew, or in the ordinary course of fulfilling his or her official duties as a director of the Fund should have known, that during the 15-day period immediately before or after the director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or the Adviser considered purchasing or selling the Covered Security.

3.2	Preclearance of Purchases or Sales in Shares of the Funds

Except as set forth in the remainder of this Section 3, an Access Person may not directly or indirectly, acquire or dispose of beneficial ownership of any securities issued by any Fund unless (1) such purchase or sale has been approved by the CCO (or, in his absence, another executive officer of the Fund), (2) the approved transaction is completed on the same day approval is received and (3) the CCO (or the approving Executive Officer) has not rescinded such approval prior to execution of the transaction. If a transaction is approved by an Executive Officer other than the CCO, such Executive Officer will report such pre-approval to the CCO.

3.3	Quarterly Reports

Except as set forth in the remainder of this Section 3, within 30 days after the end of each calendar quarter, every Access Person must report to the CCO the following information about each transaction during the prior quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership of a security:

●	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved:

●	The nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

●	The price of the security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through whom the transaction was effected; and

●	The date that the report is submitted by the Access Person.

In addition, except as set forth in the remainder of this Section 3, within 30 days after the end of each calendar quarter, every Access Person must report to the CCO the following information with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

●	The name of the broker, dealer or bank with whom the Access Person established the account;

●	The date the account was established; and

●	The date that the report is submitted by the Access Person.

3.4	Initial and Annual Holdings Reports

Initial Holdings Report. Except as set forth in the remainder of this Section 3, no later than 10 days after a person becomes an Access Person, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person) must be submitted to the CCO:

●	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

●	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

●	The date that the report is submitted by the Access Person.

Annual Holdings Report. Except as set forth in the remainder of this Section 3, no later than 45 days after the end of each calendar year, each Access Person shall submit to the CCO the information required in the Initial Holdings Report for any securities held, and brokerage accounts maintained, as of the end of such calendar year.

3.5	Disclaimers of Beneficial Ownership

Any report submitted to comply with the requirements of this Section 3 may contain a statement that the report shall not be construed as an admission by the person making such report that such person has any direct or indirect beneficial ownership in the securities to which the report relates.

3.6	Exempt Accounts

An Access Person need not make a report under this Section 3 (or seek preclearance under Section 3.1) with respect to a transaction effected for, or Covered Securities held in, any account over which the person has no direct or indirect influence or control.

3.7	Automatic Investment Plans

An Access Person need not seek preclearance under Section 3.1 above for, or make a quarterly report under Section 3.3 above with respect to, a transaction effected pursuant to an Automatic Investment Plan.

4.	Certification of Compliance

Each Access Person is required to certify annually that he or she has read and understood this Code of Ethics and recognizes that he or she is subject to this Code. Further, each Access Person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

5.	Report to each Board of Directors

At least annually, each Fund must provide a written report to each Fund’s Board of Directors, and such Board of Directors must consider, which:

●	describes any issues arising under this Code since the last report to the Board of Directors, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations; and

●	certifies that the Fund has adopted procedures reasonably designed to prevent Access Persons from violating this Code.

The foregoing report may be made as part of the CCO’s annual report to the Boards of Directors in connection with Rule 38a-1 under the Investment Company Act.

On an annual basis, the Adviser’s Chief Compliance Officer (or another executive officer of the Adviser) must provide a written report to each Fund’s Board of Directors, and such Board of Directors must consider, which (a) describes any issues arising under the Adviser’s code of ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of its code or procedures and sanctions imposed in response to the material violations and (b) certifies that the Adviser has adopted procedures reasonably designed to prevent its “access persons” from violating its code.

6.	Sanctions

Upon discovering that an Access Person has not complied with the requirements of this Code, the CCO shall report to at least two other executive officers of the Funds. The CCO and such officers may impose on that Access Person whatever sanctions they collectively deem appropriate, including, among other things, disgorgement of profits, censure or suspension or recommending to the Board of Directors that the person be removed as an officer of the Funds.

7.	Confidentiality

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

8.	Other Laws, Rule and Statements of Policy

Nothing contained in this Code shall be interpreted as relieving any Access Person from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by a Fund.

9.	Amendments

Any material change to this Code of Ethics must be approved by the Board of Directors of each Fund (including a majority of the non-interested Directors).

10.	Further Information

If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions such person should consult the CCO.

Adopted: October 21, 2005
Amended: April 17, 2013